Exhibit 99.1

Synthesis Energy Systems, Inc. Announces China Joint Venture Partner, Suzhou THVOW Technology Company, Reports Initial Start-Up of Aluminum Corporation of China 4-System Industrial Syngas Facility – Largest Capacity SES Gasification Technology Project to Date

Milestone Achievement Comes as SES is in Active Discussions for Similar and Larger SNG Clean Energy Projects around the World

HOUSTON, April 12, 2017 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader in economic and sustainable high performance clean energy gasification technology, today announced that its Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES) joint venture partner, Suzhou THVOW Technology Co., Ltd. (THVOW) (Shenzhen listing code:002564), reported that the Aluminum Corporation of China’s largest of three SES Gasification Technology (SGT) alumina energy-saving, emission reduction upgrade projects has completed its initial start-up. The first SGT system came online in the first quarter of 2017. SGT is supplying stable and reliable industrial syngas to the adjacent Aluminum Corporation of China Limited (CHALCO) (NYSE:ACH) (HKEx:2600) (SSE:601600) manufacturing facility in Zhengzhou City, Shangjie District, in Henan Province. Tianwo-SES provided the SGT technology design and proprietary gasification equipment to the three Aluminum Corporation of China projects for the total seven SGT systems now in operation for the customer: Chalco Henan, Chalco Shanxi, and Chalco Shandong, increasing SES’s commercial gasification systems in China to 12.

“This is another milestone achievement for SES and our advanced technology, as it represents the largest capacity SES Gasification Technology facility to date, with four systems. Our low-cost SGT technology is well suited for the replacement of high cost natural gas in industrial applications, due to its capability of generating syngas at $3 to $6/MMBTU,” said SES President and CEO DeLome Fair. “We have multiple, similar natural gas replacement projects in discussion and early development in Australia, Eastern Europe, and other locations around the world. We believe that industrial fuel syngas is a significant growth market for SES, and one that we’re excited to expand on. In addition to advantaged economics over high-cost natural gas, SGT brings significant environmental benefits to industries that have heretofore burned coal for industrial heating purposes.”

The Aluminum Corporation of China’s Henan facility has an industrial syngas capacity of 120,000 Nm3/hr, and uses locally sourced coal as feedstock. SES’s advanced proprietary gasification technology uniquely unlocks the value of abundant low-cost and low-quality coals and coal wastes, as well as renewable biomass and municipal solid waste, by efficiently converting the feedstock to clean syngas. SGT’s syngas can produce multiple energy end products in large and growing global demand – including industrial fuel, electric power, fertilizer, and substitute natural gas. Since the initial start-up, the plant has now also successfully started two additional SGT systems.

“SES’s superior technology is increasingly being recognized globally as a high-value cleaner energy to replace expensive natural gas for multiple industries. Many regions of the developing world have abundant indigenous coal, but limited access to affordable natural gas. SGT’s natural gas replacement projects are an environmentally responsible, cleaner use of coal that bring superior economics and energy independence to our customers,” added Ms. Fair.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuels, chemicals, fertilizers, and transportation fuels, replacing expensive natural gas based energy. SGT can also produce high-purity hydrogen for cleaner transportation fuels. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

About Tianwo-SES Clean Energy Technologies Co., Ltd.

Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES) is a joint venture between Synthesis Energy System’s wholly owned subsidiary, SES Asia Technologies, Ltd. and Suzhou THVOW Technology Co., Ltd. (THVOW). The joint venture was formed in 2014 to bring clean energy technologies and turnkey SES gasification systems to China and select Asian markets, combining SES’s advanced proprietary gasification technology with the market reach of one of China’s leading coal-chemical equipment manufacturers. The joint venture's target markets also include Indonesia, Malaysia, Mongolia, the Philippines, and Vietnam. SES owns 35%, and THVOW owns 65%, of Tianwo-SES.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of the ZZ Joint Venture to retire existing facilities and equipment and build another SGT facility; the ability of Batchfire management to successfully grow and develop Callide operations; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects, our ability to raise additional capital, if any, our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com